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                                                                     EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           KAISER ALUMINUM CORPORATION
                    (Pursuant to Sections 228 and 242 of the
                General Corporation Law of the State of Delaware)

         Kaiser Aluminum Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That the Restated Certificate of Incorporation of Kaiser Aluminum Corporation is amended by deleting the first paragraph of Article FOURTH of the Restated Certificate of Incorporation, which read as follows prior to the amendment:

                  "FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is ONE HUNDRED TWENTY MILLION (120,000,000) shares consisting of:

                  (a) ONE HUNDRED MILLION (100,000,000) shares of the par value of One Cent ($.01) per share, which shall be designated Common Stock; and

                  (b) TWENTY MILLION (20,000,000) shares of the par value of Five Cents ($.05) per share, which shall be designated Preferred Stock."

and by replacing such deleted first paragraph of Article FOURTH with the following:

                  "FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is ONE HUNDRED FORTY-FIVE MILLION (145,000,000) shares consisting of:

                  (a) ONE HUNDRED TWENTY-FIVE MILLION (125,000,000) shares of the par value of One Cent ($.01) per share, which shall be designated Common Stock; and

                  (b) TWENTY MILLION (20,000,000) shares of the par value of Five Cents ($.05) per share, which shall be designated Preferred Stock."

         SECOND: That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and that the written consent thereto of the stockholders of Kaiser Aluminum Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware has been given.

         IN WITNESS WHEREOF, Kaiser Aluminum Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment to be signed by J. Kent Friedman, its Senior Vice President and General Counsel, and John Wm. Niemand II, its Secretary, respectively, this 10th day of January, 2000.

                                                 /S/ J. Kent Friedman
                                                 J. Kent Friedman
                                                 Senior Vice President
                                                 and General Counsel


(Corporate Seal)



ATTEST:



         /S/ John Wm. Niemand II
         John Wm. Niemand II
         Secretary